Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of BioVie Inc. on Form S-8 to be filed on or about November 25, 2025, of our report dated August 15, 2025, on our audits of the financial statements as of June 30, 2025 and 2024 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed on August 15, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EISNERAMPER LLP

Iselin, New Jersey

November 25, 2025